UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 29, 2009

IRONWOOD GOLD CORP.
 (Exact Name of Registrant as Specified in Charter)

Nevada	000-53267	74-3207792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7047 E. Greenway Parkway #250 Scottsdale, AZ	85254
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  1-888-356-4942

Former name or Former Address, if Changed Since Last Report:
Suraj Ventures, Inc.
Rhema House, Yarird, Versove
Andeheri (W), Mumbai K7  400061

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  Departure of Certain Officers or Directors

On October 27, 2009, Surjit Singh Gill resigned as President, Chief Executive Officer and Director of Ironwood Gold Corp. (the “Company”), and Jos D’Souza resigned as Secretary, Treasurer and Director of the Company.

(c)  Appointment of Certain Officers

On October 27, 2009, the Company appointed Mr. Robert J. Reukl to the positions of President, Secretary and Chief Financial Officer of the Company and Mr. Behzad Shayanfar to the position of Chief Executive Officer of the Company.

Mr. Reukl has been employed as a geologist in the mineral exploration and mining business for over 25 years.  Since 1994, he has worked as a mine geologist, engineering technician, and is currently the Diamond Drill Coordinator at the Williams Mine, one of Canada's largest gold producers.  His responsibilities include the daily monitoring of four underground diamond drill rigs as well as a surface drill.  Since 1995, Mr. Reukl has been the principal of R.J. Reukl Geological Services, a proprietorship involved in the provision of geological consulting services, as well as the acquisition and sale of mineral properties.  Prior to 1994, Mr. Reukl worked for a variety of major mining companies and consultants including Placer Dome Canada, Noranda and A.C.A. Howe International Ltd.  Mr. Reukl’s field work has taken him to some of Canada's major mining camps including Val D'Or, Rouyn/Noranda, Timmins and Hemlo.   Mr. Reukl has also acted as director of several publicly listed junior exploration companies over the past 15 years, including, most recently, Tamarack Ventures from 2002 to 2004.  Mr. Reukl is a graduate of Lakehead University in Thunder Bay, Ontario, and he is a member in good standing with the Canadian Institute of Mining and Metallurgy and the Prospectors and Developers Association of Canada.

Mr. Shayanfar has been a successful project manager throughout his career.  Since 2008, Mr. Shayanfar has served as Chief Financial Officer for Ironwood Mining Corp. where he is responsible for all financial and fiscal management aspects of the company’s operations.  From 2004 to 2006, Mr. Shayanfar was an accountant for the Athanaeum Hotel where he reported the food and beverage revenue to the general manager and managed accounts.  From 2003 to 2004, Mr. Shayanfar was an accountant for Linaker Ltd.  His duties included producing payable and receivable accounts and managing the day to day banking of the company.  Prior to 2003, Mr. Shayanfar was on the Project Management Team of Seda Va Sima where he was responsible for coordinating different aspects of construction and reported to the chief architect.  Mr. Shayanfar was selected as one of the lead project managers of the state-owned media broadcasting construction site completed in 2000 as part of that position.  Prior to 2000, Mr. Shayanfar was involved in developing oil mine exploration in Iran in the late 1990s and was involved in the financial markets, initially as a commodities futures trader.  Mr. Shayanfar is also a private investor/developer in real estate in different regions including Dubai, India, the United Kingdom and the United States.  Mr. Shayanfar received his second degree in economics from the London School of Economics.  He earned his A-Level degree from Cambridge Tutors College and his first degree in civil engineering from Azad University.

(d)  Election of Directors

On October 27, 2009, the Company elected Messrs. Reukl and Shayanfar to the Company’s Board of Directors.

Messrs. Reukl and Shayanfar have not previously held any positions with the Company, and there have been no related party transactions between Messrs. Reukl and Shayanfar and the Company.  Messrs. Reukl and Shayanfar have no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.  There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which Messrs. Reukl and Shayanfar had or will have a direct or indirect material interest.  There is no material plan, contract or arrangement (whether or not written) to which Messrs. Reukl and Shayanfar are a party or in which they participate that is entered into or material amendment in connection with our appointment of Messrs. Reukl and Shayanfar, or any grant or award to Messrs. Reukl and Shayanfar or modification thereto, under any such plan, contract or arrangement in connection with our appointment of Messrs. Reukl and Shayanfar.

Messrs. Reukl and Shayanfar have not been named or, at the time of this Current Report, are not expected to be named to any committee of the Board of Directors.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 27, 2009, the Company amended its Articles of Incorporation to change its name from “Suraj Ventures, Inc.” to “Ironwood Gold Corp.”

As a result of the name change, the Company’s new trading symbol under the OTC Bulletin Board is “IROG” effective October 27, 2009.

The text of the Company’s amendment to its Articles of Incorporation reflecting the name change as filed with Nevada Secretary of State as part of the Articles of Merger is attached as Exhibit 3.1 hereto.

Section 8 – Other Events

Item 8.01  Other Events

On October 27, 2009, the Company effected a 50 for 1 forward stock split of all of its issued and outstanding shares of common stock.  Shareholders of the Company holding certificated shares will be credited the additional shares upon surrender of their stock certificate to the Company’s transfer agent.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit
No.	Description

3.1	Amendment to Articles of Incorporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONWOOD GOLD CORP.

Date: October 29, 2009	By:	/s/ Robert J. Reukl
Robert J. Reukl
President and Director